Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces Financial Results for the Quarter Ended June 30, 2023, and Quarterly and Supplemental Distribution

Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB) (“ICMB” or the “Company”) announced its financial results today for its fiscal fourth quarter ended June 30, 2023.

HIGHLIGHTS

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On September 14, 2023, the Company’s Board of Directors (the “Board”) declared a distribution of $0.12 per share for the quarter ending September 30, 2023, payable in cash on November 2, 2023, to stockholders of record as of October 12, 2023 and a supplemental distribution of $0.03 per share, payable on November 2, 2023, to stockholders of record as of October 12, 2023.

•

During the quarter, ICMB made investments in two new portfolio companies and two existing portfolio companies. These investments totaled $15.1 million, at cost. The weighted average yield (at origination) of debt investments made in the quarter was 15.5%.

•	ICMB fully realized one portfolio company during the quarter, totaling $8.66 million in proceeds. The internal rate of return on this investment was 9.77%.

•	During the quarter, the Company had net advances of $0.9 million on its existing delayed draw and revolving credit commitments to portfolio companies.

•	The weighted average yield on debt investments, at cost, for the quarter ended June 30, 2023, was 12.45%, compared to 13.36% for the quarter ended March 31, 2023.

•

Net asset value decreased $0.04 per share to $6.09, compared to $6.13 as of March 31, 2023. Net assets decreased by $0.5 million, or 0.6%, during the quarter ended June 30, 2023 compared to March 31, 2023.

Portfolio results, as of and for the three months ended June 30, 2023:

Total assets	$231.8mm
Investment portfolio, at fair value	$220.1mm
Net assets	$87.7mm
Weighted average yield on debt investments, at cost (1)	12.45%
Net asset value per share	$6.09
Portfolio activity in the current quarter:
Number of new investments	2
Total capital invested	$15.1mm
Proceeds from repayments, sales, and amortization	$8.7mm
Number of portfolio companies, end of period	36
Net investment income (NII)	$2.2mm
Net investment income per share	$0.15
Net increase in net assets from operations	$2.1mm
Net increase in net assets from operations per share	$0.14
Quarterly per share distribution paid on June 30, 2023	$0.18

(1)

Represents weighted average yield on total debt investments for the three months ended June 30, 2023. Weighted average yield on total debt investments is the annualized rate of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The weighted average yield on total debt investments reflected above does not represent actual investment returns to the Company’s stockholders.

Mr. Michael C. Mauer, the Company’s Chief Executive Officer, said “We continue to focus on managing the portfolio in this inflationary environment; specifically focusing on the diversity of our investments, reducing average position sizes, and working with borrowers and sponsors where covenant or liquidity issues exist. Our expectation is that well-capitalized companies with strong sponsor backing will continue to outperform over the coming quarters.”

The Company’s dividend framework provides a quarterly base dividend and may be supplemented, at the discretion of the Board, by additional dividends as determined to be available by the Company’s net investment income and performance during the quarter.

On September 14, 2023, the Board declared a distribution for the quarter ended September 30, 2023 of $0.12 per share payable on November 2, 2023 to stockholders of record as of October 12, 2023 and a supplemental distribution of $0.03 per share, payable on November 2, 2023, to stockholders of record as of October 12, 2023.

This distribution represents a 16.57% yield on the Company’s $3.62 share price as of market close on June 30, 2023. Distributions may include net investment income, capital gains and/or return of capital, however, the Company does not expect the dividend for the quarter ending June 30, 2023, to be comprised of a return of capital. The Company’s investment adviser monitors available taxable earnings, including net investment income and realized capital gains, to determine if a return of capital may occur for the year. The Company estimates the source of its distributions as required by Section 19(a) of the Investment Company Act of 1940 to determine whether payment of dividends are expected to be paid from any other source other than net investment income accrued for the current period or certain cumulative periods, but the Company will not be able to determine whether any specific distribution will be treated as taxable earnings or as a return of capital until after at the end of the taxable year.

Portfolio and Investment Activities

During the quarter, the Company made investments in two new portfolio companies and two existing portfolio companies. The aggregate capital invested during the quarter totaled $15.1 million, at cost, and the debt investments were made at a weighted average yield of 15.48%.

The Company received proceeds of $8.7 million from repayments, sales and amortization during the quarter, primarily related to the realization of Altern Marketing, LLC.

During the quarter, the Company had net advances of $0.9 million on its existing and new delayed draw and revolving credit commitments to portfolio companies.

The Company’s net realized, and unrealized gains and losses accounted for a decrease in the Company’s net investments of approximately $131,000, or $0.01 per share. The total net increase in net assets resulting from operations for the quarter was $2.1 million, or $0.14 per share.

As of June 30, 2023, the Company’s investment portfolio consisted of investments in 36 portfolio companies, of which 89.21% were first lien investments and 10.79% were equity, warrants, and other investments. The Company’s debt portfolio consisted of 99.6% floating rate investments and 0.4% fixed rate investments.

Capital Resources

As of June 30, 2023, the Company had $9.2 million in cash, of which $8.1 million was restricted cash, and $28.1 million of unused capacity under its revolving credit facility with Capital One, N.A.

Subsequent Events

Subsequent to June 30, 2023 and through September 15, 2023, the Company invested a total of $4.1 million, which included investments in one new portfolio company and one existing portfolio company. As of September 15, 2023, the Company had investments in 37 portfolio companies.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Assets and Liabilities

	June 30, 2023	June 30, 2022
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $219,319,251 and $254,172,763, respectively)	$210,150,018	$223,037,183
Affiliated investments, at fair value (amortized cost of $23,979,565 and $23,395,242, respectively)	9,961,311	10,646,803

Total investments, at fair value (amortized cost of $243,298,816 and $277,568,005, respectively)	220,111,329	233,683,986
Cash	1,093,758	2,550,021
Cash, restricted	8,057,458	6,605,056
Principal receivable	93,581	835,043
Interest receivable	2,041,877	2,298,443
Payment-in-kind interest receivable	46,088	2,137
Other receivables	1,050	—
Prepaid expenses and other assets	361,719	410,401

Total Assets	$231,806,860	$246,385,087

Liabilities
Notes payable:
Revolving credit facility	$71,900,000	$84,000,000
2026 Notes payable	65,000,000	65,000,000
Deferred debt issuance costs	(1,220,556)	(1,913,889)
Unamortized discount	(195,553)	(266,663)

Notes payable, net	135,483,891	146,819,448
Payable for investments purchased	1,795,297	246,984
Dividend payable	2,590,520	2,157,872
Income-based incentive fees payable	576,023	182,095
Base management fees payable	906,218	1,054,063
Interest payable	2,293,766	1,574,356
Directors’ fees payable	15,755	20,780
Accrued expenses and other liabilities	445,082	820,097

Total Liabilities	144,106,552	152,875,695
Net Assets
Common stock, par value $0.001 per share (100,000,000 shares authorized 14,391,775 and 14,385,810 shares issued and outstanding, respectively)	14,392	14,386
Additional paid-in capital	203,327,714	203,590,126
Distributable earnings (loss)	(115,641,798)	(110,095,120)

Total Net Assets	87,700,308	93,509,392

Total Liabilities and Net Assets	$231,806,860	$246,385,087

Net Asset Value Per Share	$6.09	$6.50

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended June 30,
	2023	2022	2021
Investment Income:
Interest income
Non-controlled, non-affiliated investments	$23,822,181	$22,641,798	$22,716,304
Affiliated investments	(20,611)	29,813	97,293

Total interest income	23,801,570	22,671,611	22,813,597
Payment in-kind interest income
Non-controlled, non-affiliated investments	1,250,169	102,720	2,334,246
Affiliated investments	70,070	208,470	155,780

Total payment-in-kind interest income	1,320,239	311,190	2,490,026
Dividend income
Non-controlled, non-affiliated investments	101,755	—	—
Affiliated investments	—	296,126	—

Total dividend income	101,755	296,126	—
Payment in-kind dividend income
Non-controlled, non-affiliated investments	691,972	282,952	—
Affiliated investments	—	—	—

Total payment-in-kind dividend income	691,972	282,952	—
Other fee income
Non-controlled, non-affiliated investments	768,617	868,727	1,383,850
Affiliated investments	—	759	1,502

Total other fee income	768,617	869,486	1,385,352

Total investment income	26,684,153	24,431,365	26,688,975
Expenses:
Interest expense	8,413,409	6,633,587	7,359,079
Base management fees	4,201,394	4,594,588	4,716,233
Income-based incentive fees	401,597	(348,670)	—
Provision for tax expense	294,330	270,618	268,992
Professional fees	984,290	1,302,513	1,514,186
Allocation of administrative costs from Adviser	966,045	1,247,205	1,397,069
Amortization of deferred debt issuance costs	693,333	621,111	1,107,497
Amortization of original issue discount - 2026 Notes	71,110	71,110	17,777
Insurance expense	506,963	512,347	454,324
Directors’ fees	302,500	302,500	312,500
Custodian and administrator fees	292,267	334,214	333,168
Other expenses	516,160	446,330	473,385

Total expenses	17,643,398	15,987,453	17,954,210
Waiver of base management fees	(387,311)	(480,032)	(366,951)
Waiver of income-based incentive fees	—	—	—

Net expenses	17,256,087	15,507,421	17,587,259

Net investment income	9,428,066	8,923,944	9,101,716
Net realized and unrealized gain/(loss) on investments:
Net realized gain (loss) from investments
Non-controlled, non-affiliated investments	(26,890,095)	(6,198,762)	(5,776,334)
Affiliated investments	—	(8,196,669)	—

Net realized gain (loss) from investments	(26,890,095)	(14,395,431)	(5,776,334)
Net change in unrealized appreciation (depreciation) in value of investments
Non-controlled, non-affiliated investments	21,966,347	2,898,538	525,501
Affiliated investments	(1,269,815)	5,159,579	(6,164,708)

Net change in unrealized appreciation (depreciation) on investments	20,696,532	8,058,117	(5,639,207)

Total realized gain (loss) and change in unrealized appreciation (depreciation) on investments	(6,193,563)	(6,337,314)	(11,415,541)

Net increase (decrease) in net assets resulting from operations	$3,234,503	$2,586,630	$(2,313,825)

Basic and diluted:
Net investment income per share	$0.66	$0.62	$0.65
Earnings per share	$0.22	$0.18	$(0.17)
Weighted average shares of common stock outstanding	14,389,163	14,304,641	13,908,612
Distributions paid per common share	$0.63	$0.60	$0.69

About Investcorp Credit Management BDC, Inc.

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50mm and earnings before interest, taxes, depreciation, and amortization of at least $15mm. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included in this press release and made on the earnings call for the quarter ended June 30, 2023, may contain “forward-looking statements,” which relate to future performance, operating results, events and/or financial condition. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Any forward-looking statements, including statements other than statements of historical facts, included in this press release or made on the earnings call are based upon current expectations, are inherently uncertain, and involve a number of assumptions and substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any such statements are likely to be affected by other unknowable future events and conditions, which the Company may or may not have considered, including, without limitation, changes in base interest rates and the effects of significant market volatility on our business, our portfolio companies, our industry and the global economy. Accordingly, such statements cannot be guarantees or assurances of any aspect of future performance or events. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors and risks. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the earnings call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investcorp Credit Management BDC, Inc.

Investor Relations

Email:icmbinvestorrelations@investcorp.com

Phone:(646) 690-5034

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